Exhibit 5.1

May 12, 2020

Inseego Corp.

9710 Scranton Road

Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Inseego Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $115,000,000 aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”), which includes up to $15,000,000 aggregate principal amount of the Notes that may be issued and sold pursuant to the exercise of an over-allotment option, pursuant to an Underwriting Agreement, dated May 7, 2020 (the “Underwriting Agreement”), by and between the Company and Stifel, Nicolaus & Company, Incorporated (the “Underwriter”).

The Notes are registered pursuant to a Registration Statement on Form S-3 (File No. 333-238057) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Notes will be issued pursuant to the Indenture, dated May 12, 2020 (the “Base Indenture”), by and between the Company and Wilmington Trust, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated May 12, 2020, by and between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Pursuant to the terms of the Indenture and the Notes, up to 10,941,960 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), may initially be issuable upon conversion of the Notes.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, resolutions, certificates and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Registration Statement;

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May 12, 2020

(ii)

the base prospectus, dated May 7, 2020, in the form in which it appears in the Registration Statement at the time the Registration Statement became effective, as supplemented by the prospectus supplement to the base prospectus, as filed by the Company with the Commission on May 11, 2020 pursuant to Rule 424(b) under the Act (together, the “Prospectus”);

(iii)	the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, as amended from time to time (the “Certificate of Incorporation”);

(iv)	the Company’s Amended and Restated Bylaws;

(v)	the Underwriting Agreement;

(vi)	the Indenture;

(vii)

certain resolutions adopted by unanimous written consent of the Board of Directors of the Company on April 29, 2020, certified by an officer of the Company as of the date hereof, and certain resolutions adopted at meetings of the Finance Committee of the Board of Directors of the Company on May 6 and 7, 2020, certified by an officer of the Company as of the date hereof (collectively, the “Resolutions”); and

(viii)

a certificate of the Secretary of State of the State of Delaware certifying as to the formation and good standing of the Company under the laws of the State of Delaware as of May 11, 2020 (and subsequent bring-down as of May 12, 2020) (together, the “Good Standing Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such

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May 12, 2020

originals are authentic and complete; (v) the due authorization, execution and delivery of the Indenture, the Notes and all other agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the due authorization, execution and delivery of the Indenture and the Notes by the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate; (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; (x) that each of the parties (other than the Company) to the Indenture and the Notes is a validly existing entity in the jurisdiction of its organization, in good standing in each applicable jurisdiction and has the power and authority to execute and deliver, and to perform its obligations under, the Indenture and the Notes to the extent a party thereto and that such execution, delivery and performance does not violate any provision of the certificate of incorporation (or equivalent formation document) of each such party (other than the Company); (xi) that the Notes and the Indenture and all other documents are the valid and binding obligations of each of the parties thereto (other than the Company with respect to the Indenture and the Notes), enforceable against such parties (other than the Company with respect to the Indenture and the Notes) in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us in writing; (xii) that the Trustee has satisfied all regulatory and legal requirements applicable to its activities; (xiii) that the Notes will be duly authenticated by the Trustee; (xiv) that the remedies set forth in the Indenture and the Notes will be exercised in good faith and the Indenture and the Notes were entered into without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company and (xv) that upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

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May 12, 2020

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the following opinions:

1. The issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to the Underwriter in exchange for the consideration provided for in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The issuance of the Shares upon conversion of the Notes has been duly authorized by all necessary corporate action on the part of the Company, and, assuming the conditions for conversion have been satisfied, upon issuance and delivery upon the conversion of the Notes in the manner contemplated by the Notes, the Indenture and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A. They are limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws and (ii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law. In addition, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture relating to the separability of provisions of the Indenture.

B. No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Indenture or the Notes insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes or with respect to the acceptance by a federal court located in the State of New York of jurisdiction of a dispute arising under the Indenture or the Notes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Indenture or the Notes (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and

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May 12, 2020

(b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Indenture or the Notes.

C. No opinion is expressed herein with respect to the validity, legally binding effect or enforceability of any provision in the Indenture or Notes that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than with respect to the Shares, the General Corporation Law of the State of Delaware and, with respect to the Notes and the Indenture, the internal laws of the State of New York, in each case as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the offering of the Notes. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report of the Company on Form 8-K for incorporation by reference in the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP